Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FIRST QUARTER 2022 EARNINGS (UNAUDITED)

Berwick, Pennsylvania –April 29, 2022 First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income for the first quarter ended March 31, 2022 of $3,543,000. Net income per share was $0.60 while dividends totaled $0.28 per share for the three months ended March 31, 2022. Net income decreased by $335,000 or 8.6% as compared to the same period in 2021. The decrease was primarily due to a decrease in non-interest income, mainly due to losses on the sales of mortgage loans and net investment securities losses as compared to gains for both during the same period of 2021.

Total interest income increased by $354,000 or 3.4% as compared to the three months ended March 31, 2021. The increase was chiefly due to increases in commercial real estate loans and interest and dividend income earned on securities, offset by a $246,000 decrease in PPP loan fees. Total interest expense decreased by $132,000 or 10.1% primarily due to a $110,000 decrease in interest paid on deposits due to a shift in deposits from certificate of deposit maturities into other deposit account types.

Non-interest income, excluding net securities (losses) gains, decreased by $308,000 or 17.5% for the three months ended March 31, 2022 as compared to the same period in 2021. Service charges and fees on deposits increased by $134,000, mainly due to more accounts being in overdraft status and an increase in prepayment penalties earned on commercial loan payoffs. This was offset by a $439,000 decrease in other income, mainly due to realizing losses on the sales of mortgage loans in the amount of $34,000 versus recognizing $354,000 in gains on the sales of mortgage loans in the same period in 2021. Net securities losses for the three months ended March 31, 2022 of $63,000 were realized due to losses on market value fluctuations on marketable equity securities held in the Corporation’s portfolio.

Non-interest expense increased during the three months ended March 31, 2022 to $6,516,000. The $319,000, or 5.1%, increase from the same period in 2021 was mainly the result of a $254,000 increase in salaries and employee benefits due to an increase in salaries expense and healthcare costs. Computer expense increased $100,000 due to several new software contracts that were implemented as the Corporation has continued to invest in new technology. The increases in non-interest expense were offset by decreases in ATM and debit card fees and data processing fees, mainly due to the application of relationship credits resulting from a contract negotiation, in the combined amount of $108,000.

Income tax expense decreased $68,000 during the three months ended March 31, 2022, as compared to the same period in 2021, due to lower overall operating income. The Corporation recognized $74,000 and $101,000 of tax credits from low-income housing partnerships in the first three months of 2022 and 2021, respectively.

Total assets increased to $1,297,087,000 at March 31, 2022, an increase of $81,566,000 or 6.7% as compared to March 31, 2021, due to growth of $55,149,000 in net loans and a $48,246,000 increase in securities and restricted stocks. Cash and cash equivalents decreased $27,242,000 as of March 31, 2022. Cash was utilized to fund loan growth and purchase securities.

Securities and restricted stocks increased $48,246,000 or 12.3% and net loans increased $55,149,000 or 7.7%. Deposits increased $67,620,000 or 6.9% at March 31, 2022 as compared to March 31, 2021, partially due to stimulus programs and an increase in municipal deposits. Stockholders’ equity decreased $9,378,000 or 6.6% principally due to a decrease in the market value of the securities portfolio resulting in an accumulated other comprehensive loss position.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.